Exhibit 3.22

CERTIFICATE OF FORMATION

of

GEAUGA LAKE LLC

THIS CERTIFICATE OF FORMATION, dated December 1, 2014, is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Geauga Lake LLC.

2. The name and address of registered office in the State of Delaware is: The Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and address of the registered agent for service of process is: The Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Michael K. French, Esq.
Name:	Michael K. French, Esq.
Title:	Authorized Representative

Signature Page to Certificate of Formation of Geauga Lake LLC